As filed with the Securities and Exchange Commission on ________________________.	Registration No. 333-100749

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDUSA STYLE CORPORATION
(Name of small business issuer in its charter)

Nevada	5960	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

MEDUSA STYLE CORPORATION 580 Hornby Street Suite 210 Vancouver, British Columbia Canada V6C 3B6 (604) 687-6991	NEVADA CORPORATE HEADQUARTERS 101 Convention Center Dr. #700 Las Vegas, Nevada 89109 (702) 873-3488
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to: Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]
Common Stock:	4,000,000	$0.05	$200,000	$100.00

[1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

MEDUSA STYLE CORPORATION
Shares of Common Stock
2,000,000 minimum - 4,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 4,000,000 shares of common stock on a self underwritten basis, 2,000,000 shares minimum, 4,000,000 shares maximum. The offering price is $0.05 per share. In the event that 2,000,000 shares are not sold within 90 days, at the sole discretion of the company, we may extend the offering for an additional 90 days. In the event that 2,000,000 shares are not sold within the 90 days, or within the additional 90 days if extended, all money received by our escrow agent will be returned to each subscriber without interest or deduction of any kind. If at least 2,000,000 shares are sold within 90 days, or within the additional 90 days, if extended, all money received by our escrow agent will be delivered to us and there will be no refund. Our escrow agent is Signature Stock Transfer Inc.

Our common stock will be sold by our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$0.05	$0.0125	$0.0375
Per Share - Maximum	$0.05	$0.0063	$0.0437
Minimum	$100,000	$25,000	$75,000
Maximum	$200,000	$25,000	$175,000

The difference between the Aggregate Offering Price and the Proceeds to Us is $25,000. The $25,000 will be paid to unaffiliated third parties for expenses connected with this offering. The $25,000 will be paid from the first proceeds of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Its illegal to tell you otherwise.

The date of this prospectus is ____________________.

Until _________________, 2003, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY OF OUR OFFERING

Our business

We are a start-up stage company. We are a company without revenues or operations, we have minimal assets and have incurred losses since inception. We are developing a website (www.medusastyle.com) that will offer a comprehensive supply of products to the salon industry. These products will be offered at direct-from-manufacturer prices enabling salons to cut costs. In addition to offering a vast array of equipment and products, we will feature industry information that will enhance the operations knowledge of salon owners. We have not generated any revenues and the only operations we have engaged in is the creation of the website and the development of a business plan.

Our principal executive office is located at 580 Hornby Street, Suite 210, Vancouver, British Columbia, Canada V6C 3B6, our telephone number is (604) 687-6991 and our registered agent for service of process is Nevada Corporate Headquarters, located at 101 Convention Center Dr., #700, Las Vegas, Nevada 89109. Our fiscal year end is August 31.

The offering

Following is a brief summary of this offering:

Securities being offered	Up to 4,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.05
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $75,000 assuming the minimum number of shares are sold. Approximately $175,000 assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for administrative expenses, the implementation of our business plan, and general working capital.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	9,000,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of November 30, 2002 (Audited)
Balance Sheet Total Assets Total Liabilities Stockholders Deficiency	$ $ $	6,678 15,649 (8,971)
Period from August 23, 2002 (date of inception) to November 30, 2002 (Audited)
Income Statement Revenue Total Expenses Net Loss	$ $ $	- 9,021 (9,021)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Medusa Style Corporation:

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any additional money to us, we have to complete this offering to commence operations. If we do not complete this offering, we will not start our operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. As of the date of this prospectus we have not commenced operations. Because our officers and directors are unwilling to loan or advance any additional capital to us, except to prepare and file reports with the SEC, we will have to complete this offering in order to commence operations.

2. We lack an operating history and have losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated in August 2002 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $9,021 of which $2,605 is for legal fees and $2,000 is for audit fees in connection with this offering. $4,310 is for the preparation of a business plan and initial development of our website and $106 is for general office costs and bank charges. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

* * * *

completion of this offering
our ability to locate suppliers who will sell products to our customers our ability to attract customers who will buy products from our website our ability to generate revenues through the sale of products

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have no clients, customers or suppliers and we cannot guarantee we will ever have any. Even if we obtain clients, customers and suppliers, there is no assurance that we will make a profit.

We have no clients, customers or suppliers. We have not identified any clients, customers or suppliers and we cannot guarantee we ever will have any. Even if we obtain clients, customers and suppliers for our services, there is no guarantee that our suppliers will supply us products, or that our clients and customers will use our website to buy our products or services. If we are unable to attract enough suppliers to offer their products for sale or enough customers to buy the products from our website to operate profitably we will have to suspend or cease operations.

4. We are solely dependent upon the funds to be raised in this offering to start our business, the proceeds of which may be insufficient to achieve revenues. We may need to obtain additional financing which may not be available.

We have not started our business. We need the proceeds from this offering to start our operations. If the minimum of $100,000 is raised, this amount will enable us, after paying the expenses of this offering, to locate and initiate negotiations with various suppliers of salon products to have them offer their products on our website at a pricing level that will enable us to attract a large client base. It will also enable us to conduct surveys to identify suppliers and customers and to complete the website. We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us.

5. Because we are small and do not have much capital, we must limit marketing our services to potential customers and suppliers. As a result, we may not be able to attract enough customers to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

Because we are small and do not have much capital, we must limit marketing our website to potential customers and suppliers. The sale of products via our website is how we will generate revenues. Because we will be limiting our marketing activities, we may not be able to attract enough customers to buy or suppliers to sell products to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

6. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting suppliers and customers and result in a lack of revenues which may cause us to cease operations.

Our officers and directors will only be devoting limited time to our operations. Coreena Hansen, our president will be devoting approximately 16 hours a week to our operations. Yin Gertner, a member of the board of directors and our secretary will be devoting approximately 12 hours a week to our operations. Janis Douville, a member of the board of directors will be devoting approximately 8 hours a week to our operations. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible ceasation of operations.

7. Because our management does not have prior experience in the marketing of products via the Internet, we may have to hire individuals or suspend or cease operations.

Because our management does not have prior experience in the marketing of products via the Internet, we may have to hire additional experienced personnel to assist us with our operations. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely.

Risks associated with this offering:

8. Because our officers and directors, who are also promoters, will own more than 50% of the outstanding shares after this offering, they will retain control of us and be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

Even if we sell all 4,000,000 shares of common stock in this offering, Ms. Hansen, Gertner and Douville will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Ms Hansen, Gertner and Douville will be able to elect all of our directors and control our operations which could decrease the price and marketability of the shares.

9. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

10. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline. See "PLAN OF DISTRIBUTION; TERMS OF THE OFFERING - Section 15(g) of the Exchange Act"

USE OF PROCEEDS

Our offering is being made on a self underwritten basis - with a minimum of $100,000. The table below sets forth the use of proceeds if $100,000 or $200,000 of the offering is sold.

	$100,000		$200,000
Gross proceeds Offering expenses Net proceeds	$ $ $	100,000 25,000 75,000	$ $ $	200,000 25,000 175,000

The net proceeds will be used as follows:

Legal fees Website development Database Marketing and advertising Establishing an office Salaries Working capital	$ $ $ $ $ $ $	15,000 15,000 10,000 15,000 10,000 0 10,000	$ $ $ $ $ $ $	15,000 20,000 20,000 35,000 10,000 55,000 20,000

Total offering expenses are $25,000. Of the $25,000, the amounts to be paid from the proceeds for expenses of the offering are: $15,000 for legal fees; $2,000 for printing our prospectus; $1,500 for accounting/administrative fees; $2,000 for state securities registration fees; $3,000 for our transfer agent; $200 for the escrow fee plus disbursements, $100 for filing fee, and, $1,200 for miscellaneous unforeseen expenses relating to the offering.

To date, we have spent $1,810 towards the development of our website of which $905 will be paid from the proceeds of this offering. We intend to spend up to an additional $15,000 to $20,000 for further development of content creation and links from our website.

We intend to develop and maintain a database of all current salon owners/operators; hairstyling students and apprentices who may become salon owners or purchasing agents to develop a database of potential customers and their specific wants and needs. The database will be developed from information available from the Green Book, other Internet web sites, periodicals and information we accumulate as we sell out products. The feasability of collecting the data is high. We believe it will take approximately two months to create a workable database. We do not know how many individuals fit into the category of current salon owners/operators, hairstyling students and apprentices who may become salon owners and purchasing agents. We intend to begin assembling our database with potential customers we locate throughout Western United States and Canada. The estimated cost to develop and maintain the database is $10,000 to $20,000.

Marketing and advertising will be focused on promoting our website to prospective hair salon product manufacturers and salon owners and purchasing agents based on the list of prospects developed from our database and the market survey. The advertising campaign will include the design and printing of various sales material. The cost of developing the campaign is estimated to cost between $15,000 to $35,000.

We intend to establish an office to maintain the website and database. This will include physical office space, computer equipment, telephones and other assets as required to maintain the operations.

If we raise the maximum amount under this offering, we intend to pay salaries to our officers, or, to outside employees or consultants to assist our officers in managing our business. In addition, we intend to hire one or two sales employees to handle Internet transactions with our customers.

Working capital is the cost related to operating our office. It is comprised of expenses for rent, telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and general working capital.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*     our lack of operating history
*     the proceeds to be raised by the offering
*     the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*     our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of November 30, 2002, the net tangible book value of our shares of common stock was a deficit of $8,971 or approximately $0.0018 per share based upon 5,000,000 shares outstanding.

If 100% of the shares are sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 9,000,000 shares to be outstanding will be $166,029, or approximately $0.018 per share. The amount of dilution you will incur will be $0.032 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.020 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.018 per share. After completion of this offering, if 4,000,000 shares are sold, you will own approximately 44.44% of the total number of shares then outstanding shares for which you will have made a cash investment of $200,000, or $0.05 per share. Our existing stockholder will own approximately 55.56% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $50.00, or approximately $0.00001 per share.

If 75% of the shares are sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 8,000,000 shares to be outstanding will be $116,029, or approximately $0.015 per share. The amount of dilution you will incur will be $0.036 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.016 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.015 per share.

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 37.5% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.05 per share. Our existing stockholders will own approximately 62.5% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $50.00, or approximately $0.00001 per share.

If 50% of the shares are sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $66,029, or approximately $0.009 per share. The amount of dilution you will incur will be $0.041 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.011 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.009 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.57% of the total number of shares then outstanding shares for which you will have made a cash investment of $100,000, or $0.05 per share. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $50.00, or approximately $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share	$0.00001
Net tangible book value per share before offering	$(0.0018)
Potential gain to existing shareholders per share	$0.0202
Net tangible book value per share after offering	$0.0184
Increase to present stockholders in net tangible book value per share after offering	$0.0202
Capital contributions	$50
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholders	5,000,000
Percentage of ownership after offering	55.56%

Purchasers of shares in this offering if all shares sold

Price per share	$0.05
Dilution per share	$0.0316
Capital contributions	$200,000
Number of shares after offering held by public investors	4,000,000
Percentage of ownership after offering	44.44%

Purchasers of shares in this offering if 75% of shares sold

Price per share	$0.05
Dilution per share	$0.0355
Capital contributions	$150,000
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	37.5%

Purchasers of shares in this offering if 50% of shares sold

Price per share	$0.05
Dilution per share	$0.0406
Capital contributions	$100,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 4,000,000 shares of common stock on a best efforts, 2,000,000 shares minimum, 4,000,000 shares maximum basis. The offering price is $0.05 per share. Funds from this offering will be placed in the escrow account of Signature Stock Transfer, Inc., 1 Preston Park, 2301 Ohio Drive, Suite 100, Plano, Texas, 75093. Its telephone number is (972) 612-4120. It will hold the funds in an account until it receives a minimum of $100,000 at which time it will deliver those funds to us. Any funds received by our escrow agent thereafter will immediately be paid to us. If we do not receive the minimum amount of $100,000 within 90 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be returned to you without a deduction of any kind. During the 90 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 90 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 180 days. There are no finders involved in our distribution.

We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Washington D.C. and/or outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 180 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to SST Escrow for Medusa Style Corporation.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Escrow of Funds

Subscriptions will be escrowed with our escrow agent, Signature Stock Transfer, Inc., until we have received $100,000. Upon receipt of $100,000, Signature Stock Transfer, Inc. will turn all funds over to us when they have received the $100,000. If they do not receive the $100,000 within 180 days of the effective date of this offering, all subscriptions received by them will be promptly returned to each investor without interest or deduction therefrom. Signature Stock Transfer, Inc. will be paid a fee of $100 plus disbursements to act as escrow agent.

BUSINESS

General

We were incorporated in the State of Nevada on August 23, 2002. We have not started operations. We are developing a website (www.medusastyle.com) that will offer a comprehensive supply of products to the salon industry and to individual retail customers. We have not generated any revenues and the only operations we have engaged in is the creation of the website and the development of a business plan. We maintain our statutory registered agent's office at 101 Convention Center Dr., #700, Las Vegas, Nevada 89109 and our business office is located at 580 Hornby Street, Suite 210, Vancouver, British Columbia, Canada V6C 3B6. Our telephone number is (604) 687-6991.

This is the office of our President, Coreena Hansen. Pursuant to an oral agreement we use a portion of her offices paying $100 rent per month, on a month to month basis once this offering have been completed.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause this plans to change.

We have not begun operations and will not begin operations until we completed this offering. Our plan of operation is prospective and there is no assurance that we will ever begin operations. Our prospects for profitability are not favorable if you consider numerous Internet-based companies have failed to achieve profits with similar plans.

We have not conducted any market research into the likelihood of success of our operations or the acceptance of our products by the public.

Products

We intend to offer a comprehensive supply of equipment and products to the salon industry and individual retail customers on our Internet website. These products will be offered at direct-from-manufacturer prices. In addition to offering a vast array of equipment and products, we will pass on industry information to salon owners that we acquire from other salon operators and manufacturers of equipment and products we will sell. We will not seek out such information or pay for such information. We will not charge for the dissemination of such information. We intend to display the information on our website. We have not conducted any marketing studies to determine if there is a demand for such information. The information is part of our marketing program. A brief list of products we intend to offer is as follows:

Consumables:		Small hair appliances:
- - - - - - - - - - -	shampoo conditioners / detanglers hairsprays gels mousse pomades / wax permanent hair dyes semi permanent hair dyes hair straighteners nail products - polish, remover permanent solutions	- - - - - - -	hair dryers curling irons flat irons clippers foil perm rollers velcro rollers

Website

We have retained Concord Interactive Inc. as our outside technology provider to develop our website. Concord will provide the following services and products for the website: disk space, bandwidth, 155 mbit backbone, pop mailboxes, e-mail forwarding, e-mailing aliasing, auto responder, front page support, unlimited FTP access, java chat, hotmetal/miva script, shopping cart, secure transactions signio support, cybercash support and macromedia flash. The foregoing will allow us to make retail sales of salon products, promote our products in an attractive fashion, and communicate with our customers on-line. To date, we have paid Concord Interactive Inc. a total of $1,936.38 for the initial development of the website including domain registration fees, a set up fee for site hosting and 12 months of site hosting service. The funds for the development of our website were advanced to us by our President, Coreena Hansen.

The website is intended to be a destination site for the beauty supply industry. We intend to source out a large network of suppliers all related to the hair/beauty/anti-aging business so that salon owners and purchasing agents would be able to buy all of their products from our website. The site will offer a large array of products and by becoming a "one-stop shopping" destination will significantly enhance the efficiency of the purchasing process simultaneously reducing the time and cost of finding reasonably priced salon products and supplies. We intend to continually source out and negotiate strategic relationships with individual suppliers and manufacturers to offer their products on our website. We intend to negotiate discounted pricing from the manufacturers in exchange for promoting their products to the extensive database of salon owners and purchasing agents that we intend to develop and maintain through our extensive marketing program. We do not intend to sell the names in our database to anyone.

We also believe that the lack of financial security on the Internet is hindering economic activity thereon. To ensure the security of transactions occurring over the Internet, U.S. federal regulations require that any computer software used within the United States contain a 128-bit encoding encryption, while any computer software exported to a foreign country contain a 40-bit encoding encryption.

There is uncertainty as to whether the 128-bit encoding encryption required by the U.S. is sufficient security for transactions occurring over the Internet. Accordingly, there is a danger that any financial (credit card) transaction via the Internet will not be a secure transaction. Accordingly, risks such as the loss of data or loss of service on the Internet from technical failure or criminal acts are now being considered in the system specifications and in the security precautions in the development of the website. There is no assurance that such security precautions will be successful.

Other than investigating potential technologies in support of our business purpose, We have had no material business operations since inception in August 2002. At present, we have yet to acquire or develop the necessary technology assets in support of our business purpose to become a Internet-based retailer focused on the distribution of salon products.

The Internet is a world-wide medium of interconnected electronic and/or computer networks. Individuals and companies have recently recognized that the communication capabilities of the Internet provide a medium for not only the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services.

Convenient Shopping Experience

Our online store will provide customers with an easy-to-use Web site. The website will be available 24 hours a day, seven days a week and will be reached from the shopper's home or office. Our online store will enable us to deliver a broad selection of products to customers in rural or other locations that do not have convenient access to physical stores. We also intend to make the shopping experience convenient by categorizing our products into easy-to-shop departments. These include Hair Care Products; Hair Color Products and Nail Products.

Customer Service

We intend to provide a customer service department via email where consumers can resolve order and product questions. Furthermore, we will insure consumer satisfaction by offering a 30-day money back guarantee. We do not intend to create a reserve account for our guarantee and will pay any refunds from general revenues.

Online Retail Store

We intend to design our Internet store to be a place for individual consumers primarily within the salon industry to purchase salon products. Medusa does not intend to antagonize or lose salon customers by operating an internet store. We intend to sell the manufacturers products allowing the manufacturers to profit. We will not be offering salon services but selling products to salons so they can better provide their services.

Shopping at our Online Store

Our online store will be located at www.medusastyle.com We believe that the sale of salon products on the Internet can offer attractive benefits to consumers. These include enhanced selection, convenience, quality, ease-of-use, depth of content and information, and competitive pricing. Key features of our online store will include:

Browsing

Our online store will offer consumers several subject areas and special features arranged in a simple, easy-to-use format intended to enhance product selection. By clicking on a category names, the consumer will move directly to the home page of the desired category and can view promotions and featured products.

Selecting a Product and Checking Out

To purchase products, consumers will simply click on the "add to cart" button to add products to their virtual shopping cart. Consumers will be able to add and subtract products from their shopping cart as they browse around our online store prior to making a final purchase decision, just as in a physical store. To execute orders, consumers click on the "checkout" button and, depending upon whether the consumer has previously shopped at our online store, are prompted to supply shipping details online. We will also offer consumers a variety of wrapping and shipping options during the checkout process. Prior to finalizing an order by clicking the "submit" button, consumers will be shown their total charges along with the various options chosen at which point consumers still have the ability to change their order or cancel it entirely.

Paying

To pay for orders, a consumer must use a credit card, which is authorized during the checkout process. Charges are assessed against the card when the order is placed. Our online store will use a security technology that works with the most common Internet browsers and makes it virtually impossible for unauthorized parties to read information sent by our consumers.

The estimated price of providing online check out service is $2%-5% of gross revenues. The cost of the online check out service is incorporated into the sales price of the product.

We will offer our customers a full refund for any reason if the customer returns the purchased item within thirty days from the date of sale in the same condition it was sold to the customer. After thirty days, we will not accept any product returns or refund any money to a customer.

Source of Products

We intend to purchase salon products directly from the manufacturer/supplier based upon orders we have already received from customers. A portion of the purchase price, between 40% and 70%, depending on the prices we negotiate with the manufacturer, will be used to acquire the product from the manufacturer. The basis for our mark-ups will be solely determined by us in order to generate a profit and remain competitive with other competitors. The product will be shipped directly from the manufacturer to the customer, thereby eliminating the need for storage space or packaging facilities.

We intend to source out and negotiate with large industry leaders such as Wella and Redken among others to offer their products for sale on our website either directly or via a direct link to their websites. In addition, we intend to locate and negotiate relationships with smaller, new manufacturers to offer their products on a more exclusive basis.

We are not involved in negotiations with any major manufacturers, including Revlon and do not intend to do so until after the offering is complete.

Revenue

We intend to generate revenue from four sources on the website:

1. Revenues will be generated from the direct sale of products to customers. We would order products on behalf of our customers directly from our suppliers at the time of the order being received from a customer and the products would be shipped directly to the customer. That way we avoid having to carry any inventory that can be costly and become obsolete. We would earn revenue based on the difference between our negotiated price for the product with our suppliers and the price that the customer pays;

2. Revenues will be generated by fees received for sales that originate from our website and are linked to those manufacturers that we will negotiate relationships with. Our customers would link to the manufacturer's website directly from our site and we would be paid a fee for directing the traffic that result in sales;

3. We plan to offer banner advertising on our website for new manufacturers hoping to launch new products;

4. Finally, we plan to earn revenues for special promotions to enable manufacturers to launch new products - we would sell "premium shelf space" on our website.

We intend to develop and maintain a database of all current salon owners, students and apprentices who may become salon owners or purchasing agents listing their specific wants and needs.

We intend to develop and launch an advertising campaign to introduce our website to potential customers. Databases for salon schools, hairdressing associates and trade magazines are publically available through internet research, telephone directories and periodical research.

Competition

The electronic commerce market is intensely competitive. The market for information resources is more mature but also intensely competitive. We expect competition to continue to intensify in the future. Competitors include companies with substantial customer bases in the computer and other technical fields. There can be no assurance that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, support, technical and other resources. Our failure to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, financial condition and results of operations.

Salonhair.net, vipsalononline.com, spiralhaircase.com, discount-beauty.com and sephora.com offer the same services as us. Upon initiating our website operations, we will be competing with the foregoing, in addition to non-Internet cosmetic and beauty product sales.

We intend to build a website that is easy to use that offers a wide product selection at competitive prices. We believe potential customers would be drawn to our website instead of to other companies they are familiar with because they would able to choose from an array of products, quickly and easily, allowing them the freedom to carry on with their own business.

The beauty supply industry is fragmented and regionalized. Our competitive position within the industry is negligible in light of the fact that we have not started our operations. Older, well established cosmetic distributors with records of success will attract qualified clients away from us. Since we have not started operations, we cannot compete with them on the basis of reputation. We do expect to compete with them on the basis of price and services. We intend to be able to attract and retain customers by offering a breadth of product selection on our website through our relationships with major manufacturers and on the cutting edge newcomers to the industry. We will offer attractive, competitive pricing and will be responsive to all our customers' needs. We intend to offer the manufacturers advertising to our extensive database of salon owners, apprentices and purchasing agents that we will develop through our extensive marketing and advertising campaign.

Coreena Hansen, our president will be devoting approximately 16 hours a week to our operations. Yin Gertner, a member of the board of directors and our secretary will be devoting approximately 12 hours a week to our operations. Janis Douville, a member of the board of directors will be devoting approximately 8 hours a week to our operations. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, operations may be periodically interrupted or suspended which could result in a reduction of revenues and a cessation of operations.

Marketing

We intend to market our website in the United States and in Canada through traditional sources such as trade magazines, conventions and conferences, newspaper advertising, billboards, telephone directories and flyers / mailers. We intend to target purchasers of salon products such as salon owners, operators and purchasing agents. We may utilize inbound links that connect directly to our website from other sites. Potential customers can simply click on these links to become connected to our website from search engines and community and affinity sites.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations.

Employees; Identification of Certain Significant Employees.

We are a development stage company and currently have no employees, other than our officers and directors. We intend to hire additional employees on an as needed basis.

Offices

Our offices are located at 580 Hornby Street, Suite 210, Vancouver, British Columbia, Canada V6C 3B6. Our telephone number is (604) 687-6991. This is an office leased to our president, Coreena Hansen. Ms. Hansen allows us to use approximately 225 square feet of the office for our operations. Pursuant to an oral agreement with Ms. Hansen, we will pay $100 per month in rent once this offering has been completed.

Government Regulation

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products.

We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

In addition, because our products are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in Nevada. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse affect on our business, results of operations and financial condition.

Other than the foregoing, no governmental approval is needed for the sale of our products.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage corporation and have not started operations or generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we complete the development of our website, source out suppliers for products to sell and source out customers to buy our products. We believe the technical aspects of our website will be sufficiently developed to use for our operations 70 days from the completion of our offering. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and begin our operations. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months. We will not begin operations until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering. We believe that we will be able to raise enough money through this offering to begin operations but we cannot guarantee that once we begin operations we will stay in business after operations have commenced. If we are unable to secure enough suppliers to provide us with products at suitably low pricing or enough customers willing to buy the products at higher than the price we have negotiated with our suppliers, we may quickly use up the proceeds from the minimum amount of money from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year but with limited funds available to develop growth strategy. If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy.

If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

Plan of Operation

Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months. We will not be conducting any product research or development. We do not expect to purchase or sell plant or significant equipment. Further we do not expect significant changes in the number of employees.

Upon completion of our public offering, our specific goal is to profitably sell a comprehensive supply of products on our Internet website to the salon industry and retail customers. We intend to accomplish the foregoing through the following milestones:

1. Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 180 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin operations until we have closed this offering. We intend to concentrate all of our efforts on raising as much capital as we can during this period.

2. After completing the offering, we will immediately begin to establish our office and acquire the equipment we need to begin operations. Establishing our offices will take approximately a week. We believe that it will cost $10,000 to establish our office. We do not intend to hire employees. Our officers and directors will handle our administrative duties. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus.

3. After our office is established, which we said should be 10 days after completing our offering, we intend to contact and negotiate with large industry leaders such as Wella and Redken among others, to offer their products on our website. We also intend to locate smaller, new manufacturers to offer their products on a more exclusive basis. Once we have signed at least one contract, we will have Concord Interactive Inc. complete the initial development our website. We believe we should have one contract signed within 30 days of setting up our office. The execution of additional contracts with suppliers and the development of the website will be ongoing during the life of our operations. As more products are added and as our customer data base expands, we will have to be continually upgrading the website. We believe that it will cost up to $10,000 in order to have our website initially operational and $5,000 to have our data base initially ready to receive information. Both the initial operation of the website and the data base will be ready 60 days from the signing of our first contract with a major supplier. At that point we will be able to accept orders for products we will sell. As additional contracts are signed with suppliers, we will up-grade the website. As our customer base increases we will up-grade the data base. Both upgrades will be ongoing during the life of our operations. In addition to offering equipment and products, we will pass on industry information to salon owners that we acquire from other salon operators and manufacturers of equipment and products we will sell.

4. As soon as our website is operational, which as we have said will be approximately 60 days from setting up our office, we will begin to market our website in the United States and in Canada through traditional sources such as trade magazines, conventions and conferences, newspaper advertising, billboards, telephone directories and flyers / mailers. We intend to target purchasers of salon products such as salon owners, operators and purchasing agents. We may utilize inbound links that connect directly to our website from other sites. Potential customers can simply click on these links to become connected to our website from search engines and community and affinity sites. We believe that it will cost a minimum of $15,000 for our marketing campaign. If we raise the maximum amount of proceeds from the offering, we will devote an additional $20,000 to our marketing program. Marketing is an ongoing matter which will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days from its initiation, or 90 days from setting up our office.

5. Part of our marketing program includes sourcing out and identifying salon owners, operators and purchasing agents who may become potential buyers of products from our website. The process of sourcing out suppliers includes identifying manufacturers, large and small by research into existing databases via the internet and research in trade magazines and directories. This process will start as soon as our office is operational and will be ongoing during the life of our operations. . Sourcing customers may consist of telephone surveys and may contain questions which would determine the marketing approach and acceptability of specific products. It will also involve research into existing databases available via the Internet to target and extract the applicable names and contacts to create our own customized database. We intend to look into the databases of salon schools, hairdressing associates, trade magazines as well as telephone directories. Databases for salon schools, hairdressing associates, and trade magazines are publically available through internet research, telephone directories, and periodical research. The cost to source and analyze all of the material to identify suitable candidates to develop and maintain the database is estimated to cost $5,000 to $15,000.

6. Within 90 days from the initial launch of our website, we believe that we will begin receiving orders from purchasers.

7. Once the website is fully operational; we have located and negotiated agreements with a suitable number of suppliers to offer their products for sale; and, we have begun to receive orders for products, we intend to hire 1 or 2 part-time salesperson(s) to call on salon owners/operators and purchasing agents to introduce them to our website. The salesperson(s) will also call on various hair salon product manufacturers to continue to source new products to offer for sale.

In summary, we should be in full operation and receiving orders within 100 days of completing our offering. We estimate that we will generate revenue 120 to 180 days after beginning operations.

Until our website is fully operational, we do not believe that large industry leaders will provide us with their best products or best prices. We believe, however, that once our website is operational and we have developed at significant data base of customers, large industry leaders will provide us with their best products and best prices. There is no guarantee that the large industry leaders will provide us with their best products and best prices.

If the manufacturers do not provide their products to us on reasonable terms, we may have to suspend or cease operations.

We will not be conducting any research. We are not going to buy or sell any plant or significant equipment during the next twelve months.

If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. If we cease operations, we do not know what we will do and we do not have any plans to do anything.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are in a start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

To become profitable and competitive, we have to locate and negotiate agreements with manufacturers to offer their products for sale to us at pricing that will enable us to establish and sell the products to our clientele. We are seeking equity financing to provide for the capital required to implement our operations.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From Inception on August 23, 2002 to November 30, 2002

During the period we incorporated the company, hired the attorney, and hired the auditor for the preparation of this Registration Statement. We contracted Concord Business Development to assist in the preparation of a business plan. We contracted Concord Interactive Inc. to create an Internet website with the domain name "medusastyle.com". Our loss since inception is $9,021 of which $2,605 is for legal fees and $2,000 is for audit fees in connection with this offering. $4,310 is for the preparation of the business plan and initial development of the website, and $106 is for general office costs. We have not started our proposed business operations and will not do so until we have completed this offering. We expect to begin operations 100 days after we complete this offering.

Since inception, we sold 5,000,000 shares of common stock to our officers and directors for $50.

Liquidity and capital resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) offering in August 2002. This was accounted for as a sale of common stock.

As of November 30, 2002, our total assets were $6,678 in cash and our total liabilities were $15,649 comprising of $11,649 owing to Coreena Hansen, our president and director for payments made for the contracting for the business plan and initial website development and general operating expenses; $2,000 owing to Conrad Lysiak, our attorney for the incorporation of our company, $2,000 to Hoogendoorn & Company, our auditors for audit fees in connection with this offering.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Coreena L. Hansen #29 - 355 Duthie Avenue Burnaby, British Columbia Canada V5A 2P3	28	president , treasurer, chief financial officer, and a member of the board of directors
Yin S. Gertner 8388 Ash Street Vancouver, British Columbia Canada V6P 6L2	42	secretary and a member of the board of directors
Janice D. Douville 3902 42nd Street Leduc, Alberta Canada	52	member of the board of directors.

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Since August 23, 2002, Coreena L. Hansen has been our president, treasurer, chief financial officer and a member of our board of directors. Ms. Hansen has been involved in the corporate and financial management industry for over six years. She has considerable public company experience in the areas of corporate compliance, securities regulatory filings and related legal and accounting requirements. From February 1997 to present, she has maintained the position of Corporate Administration Manager at Wood & Associates, a firm providing management for several public companies. She is the corporate secretary of FAR Group Inc. (trading symbol- FGRI.), a public company with a license to sell vitamin and mineral products over the internet. FAR Group trades on the OTC-BB. She was a former corporate secretary of Blue Lagoon Ventures (BLG), a mining company trading on the TSX Venture Exchange and Health Anti-Aging Lifestyle Options Inc. (HLOI) a company selling health and wellness products trading on the OTC-BB.

Since August 23, 2002, Yin S. Gertner has been our secretary and a member of our board of directors. Ms. Gertner brings over ten years experience in the hair salon and esthetics business. She was owner of GMS Enterprises and Tov & Co. Enterprises, both hair salons in Vancouver, British Columbia, Canada from 1979 to 1989. She designed and supervised the construction of both salons. She managed all aspects of the operations by setting accounting and office procedures, maintaining inventory as well as managing the day to day operations. From 1989 to July 2001 she worked in the Ministry of the Attorney-General Office of the Province of British Columbia initially as an Executive Administrator and later as a Corporate Trainer providing inside software computer training for support staff and Crown Counsel. From 1994 to current she has maintained a position as a consultant to CEHO Designs Ltd. a company involved in the design and production of active wear. She assists with designing market strategies, developing company policies and providing services to clientele.

Since August 23, 2002, Janice D. Douville has been a member of our board of directors. Ms. Douville graduated from Success Business College in 1969. From there she completed Pollocks Cosmetology School and was initially employed by Marie's House of Beauty in Winnipeg, Manitoba, Canada for several years. In 1994, after Ms. Douville relocated to Alberta, Canada, she opened and managed a retail outlet, Cavendish House Collectibles, a handmade craft and collectibles shop for several years. From October 1994 to February 1998, Ms. Douville owned and operated Cavendish House Collectibles located in Leduc, Alberta, Canada which was engaged in the business of selling floral arrangements, candles and home decorating items. Since February 1998 Ms. Douville has been self employed maintaining a hairstyling business servicing a number of select customers on a personal one-to-one basis.

Conflicts of Interest

The only conflict that we foresee are that our officers and directors devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on August 23, 2002 through November 30, 2002, for each or our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation				Awards	Payouts
Names Executive Officer and Principal Position	Year Ended	Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$)	Under Options/ SARs Granted (#)	Securities Restricted Shares or Restricted Share/Units (US$)	LTIP Payouts (US$)	Other Annual Compen- sation (US$)
Coreena L. Hansen President, Treasurer, Director	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Yin S. Gertner Secretary, Director	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Janice D. Douville Director	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholders listed below have direct ownership of her shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares Before the Offering	Percentage of Ownership Before the Offering	Number of Shares After Offering Assuming all of the Shares are Sold	Percentage of Ownership After the Offering Assuming all of the Shares are Sold
Coreena L. Hansen #29 - 355 Duthie Avenue Burnaby, British Columbia Canada V5A 2P3	3,000,000	60.00%	3,000,000	33.34%
Yin S. Gertner 8388 Ash Street Vancouver, British Columbia Canada V6P 6L2	1,000,000	20.00%	1,000,000	11.11%
Janice D. Douville 3902 42nd Street Leduc, Alberta Canada	1,000,000	20.00%	1,000,000	11.11%

[1] The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Ms. Hansen, Gertner and Douville are the only "promoters" of our company.

Future sales by existing stockholders

A total of 5,000,000 shares of common stock were issued to our officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are three holders of record for our common stock. The record holders are our officers and directors who collectively own 5,000,000 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*     have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*     are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*     do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*     are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 55.56% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Signature Stock Transfer, Inc. and its telephone number is 972-612-4120.

CERTAIN TRANSACTIONS

In August 2002, we issued a total of 5,000,000 shares of restricted common stock to Coreena L. Hansen, Yin S. Gertner, and Janice D. Douville our officers and directors in consideration of $50.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to November 30, 2002, included in this prospectus have been audited by Hoogendoorn & Co., 455 Granville Street, Suite 406, Vancouver, British Columbia, Canada, V6C 1T1, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is August 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by a firm of Chartered Accountants.

Our financial statements from inception to November 30, 2002 (audited), immediately follow:

INDEPENDENT AUDITOR'S REPORT	F-1
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Deficiency Statement of Cash Flows	F-2 F-3 F-4 F-5
NOTES TO THE FINANCIAL STATEMENTS	F-6

INDEPENDENT AUDITORS' REPORT

To the Directors,
Medusa Style Corporation

We have audited the accompanying balance sheets of Medusa Style Corporation (a development stage company) as at November 30, 2002 and August 31, 2002, and the statements of operations, stockholders' deficiency, and cash flows for the three month period ended November 30, 2002, the nine day period ended August 31, 2002 and cumulative from inception on August 23, 2002 to November 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medusa Style Corporation (a development stage corporation) at November 30, 2002 and August 31, 2002 and the results of its operations and its cash flows for the three months ended November 30, 2002, the nine days ended August 31, 2002 and cumulative from inception on August 23, 2002 to November 30, 2002 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's business is in the development stage and no revenues have been generated to date. At November 30, 2002 the Company has nominal cash and requires new financing to continue the development of its business. These factors together raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also discussed in Note 1. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Vancouver, Canada January 15, 2003	/s/ Hoogendoorn & Company Chartered Accountants

MEDUSA STYLE CORPORATION (A Development Stage Company) Balance Sheets

	November 30, 2002	August 31, 2002

ASSETS

Current
Cash	6,678	50

	6,678	50

LIABILITIES

Current
Accounts payable and accrued liabilities	4,000	6,405
Advances from a related party	11,649	3,405
	15,649	9,810

STOCKHOLDERS' DEFICIENCY

Common stock
Authorized:100,000,000 shares, $0.00001 par value Issued and outstanding: 5,000,000 shares	50	50
Deficit accumulated during the development stage	(9,021)	(9,810)

	(8,971)	(9,760)

	6,678	50

See accompanying Notes to the Financial Statements

MEDUSA STYLE CORPORATION (A Development Stage Company) Statement of Operations
	Three months ended November 30, 2002	Period from inception to August 31, 2002	Cumulative from inception on August 23, 2002 to November 30, 2002
	$	$	$

Revenue	-	-	-

General and administrative expenses
Legal fees	605	2,000	2,605
Business development	-	6,810	6,810
Audit	1,000	1,000	2,000
Office expenses	59	-	59
Banking fees	47	-	47
	1,711	9,810	11,521

Other (recoveries) expenses
(Gain) loss on settlement of accounts payable	(2,500)	-	(2,500)

Net (income) loss	(789)	9,810	9,021

Basic (income) loss per share	(0.00)	0.00

Weighted average number
of shares outstanding	5,000,000	5,000,000

See accompanying Notes to the Financial Statements

MEDUSA STYLE CORPORATION (A Development Stage Company) Statement of Stockholders' Deficiency

From Inception on August 23, 2002 to November 30, 2002
	Common Stock		Deficit Accumulated During the Development Stage	Total Stockholders' Deficiency
	Shares	Amount
		$	$	$

Balance, August 23, 2002	-	-	-	-

Common stock issued
for cash	5,000,000	50	-	50

Net loss for the period	-	-	(9,810)	(9,810)

Balance, August 31, 2002	5,000,000	50	(9,810)	(9,760)

Net income for the period	-	-	789	789

Balance, November 30, 2002	5,000,000	50	(9,021)	(8,971)

See accompanying Notes to the Financial Statements

MEDUSA STYLE CORPORATION (A Development Stage Company) Statement of Cash Flows
	Three months ended November 30, 2002	Period from inception to August 31, 2002	Cumulative from inception on August 23, 2002 to November 30, 2002
	$	$	$

Cash provided by:

Operating activities

Income (loss) from operations	789	(9,810)	(9,021)

Cash provided by changes in operating assets and liabilities.
Accounts payable and accrued liabilities	(2,405)	6,405	4,000
Advances from a related party	8,244	3,405	11,649

Net cash provided by operating activities	6,628	-	6,628

Financing activities
Common stock issued for cash	-	50	50

Net cash provided by financing activities	-	50	50

Increase in cash	6,628	50	6,678

Cash at beginning of period	50	-	-

Cash at end of period	6,678	50	6,678

See accompanying Notes to the Financial Statements

MEDUSA STYLE CORPORATION (A Development Stage Company) Notes to the Financial Statements

NOTE 1 - Organization, description of business activities and basis of financial statement presentation

The Company was incorporated in the State of Nevada on August 23, 2002. It is in the development stage with respect to its business of distributing products to the professional salon industry through the Internet.

The Company has nominal cash on hand and will be dependent upon raising capital through the sale of its common stock to maintain its existence and finance operating losses for the foreseeable future. To date the company has not generated any revenue. Management intends to offer for sale additional common stock, however, there can be no assurance that it will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The likely outcome of these future events is indeterminable. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company has elected an August 31, 2002 fiscal year end. The accompanying financial statements cover the initial short fiscal year from inception of the Company on August 23, 2002 to August 31, 2002 and the three month period ended November 30, 2002.

NOTE 2 - Summary of significant accounting policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments and financial risk

The Company's financial instruments consist of cash, accounts payable and accrued liabilities, and advances from a related party. The fair value of the current assets and liabilities approximate their carrying amounts due to the short-term nature of these instruments.

Income (loss) per share

Basic (income) loss per share has been calculated based on the weighted average number of shares of common stock outstanding during each period presented.

MEDUSA STYLE CORPORATION (A Development Stage Company) Notes to the Financial Statements

NOTE 2 - Summary of significant accounting policies (continued)

Income taxes

The Company accounts for income taxes under an assets and liabilities approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in the tax laws or rates are considered.

Advertising costs

Advertising costs are charged to operations in the period incurred. In the period ended November 30, 2002 no advertising expenses were incurred. In the period ended August 31, 2002, advertising expenses were $1,810.

NOTE 3 - Common stock

In the short fiscal year ended August 31, 2002, the Company issued 5,000,000 shares of common stock for cash consideration of $50.

There have been no further shares issued to date.

There are no shares subject to warrants, agreements or options at November 30, 2002. (August 31, 2002: nil).

The Company intends to offer for sale in the immediate future between 2,000,000 and 4,000,000 shares at an offering price of $0.05 per share,

NOTE 4 - Related party transactions

A stockholder is owed $11,649 at November 30, 2002 (August 31, 2002: $3,405) for expenses paid on behalf of the Company and for advances made to the Company.

Office premises are donated rent-free by the President of the Company.

MEDUSA STYLE CORPORATION (A Development Stage Company) Notes to the Financial Statements

NOTE 5 - Income taxes

No provision for income taxes has been made for the periods presented as the Company has incurred net losses.

The potential benefits of the net operating losses carried forward have not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The components of the net deferred tax asset, the statutory tax rate, and the elected amount of the valuation allowance are as follows:

	Three Months Ended November 30, 2002	Period from Inception to August 31, 2002	Cumulative from Inception on August 23, 2002 to November 30, 2002
	$	$	$

Net operating
(income) loss carried forward
(expiring 2021)	(789)	9,810	9,021

Statutory tax rate	15%	15%	15%

Effective tax rate	-	-	-
Total deferred tax asset (reduction in asset)	(118)	1,471	1,353
Less: Valuation (allowance)
reduction in allowance	118	(1,471)	(1,353)

Net deferred tax asset	-	-	-

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article X of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	2,000
Accounting/administrative Fees and Expenses	1,500
Blue Sky Fees/Expenses	2,000
Legal Fees/ Expenses	15,000
Escrow fees/Expenses	200
Transfer Agent Fees	3,000
Miscellaneous Expenses	1,200
TOTAL	$25,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Coreena L. Hansen #29 - 355 Duthie Avenue Burnaby, British Columbia Canada V5A 2P3	August 23, 2002	3,000,000	$30
Yin S. Gertner 8388 Ash Street Vancouver, British Columbia Canada V6P 6L2	August 23, 2002	1,000,000	$10
Janice D. Douville 3902 42nd Street Leduc, Alberta Canada	August 23, 2002	1,000,000	$10

We issued the foregoing restricted shares of common stock to our officers and directors pursuant to Section 4(2) of the Securities Act of 1933. They are sophisticated investors, are officers and directors of the company, and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have not been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1*	Contract with Concord Interactive, Inc.
23.1*	Consent of Hoogendoorn & Co., Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1*	Escrow Agreement
99.2*	Subscription Agreement.

* previously filed

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this amendment to the Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 3th day of March, 2003.

MEDUSA STYLE CORPORATION
BY:	/s/ Coreena L. Hansen Coreena L. Hansen, President and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Coreena L. Hansen, as true and lawful attorney-in-fact and agent, with full power of substitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Coreena L. Hansen Coreena L. Hansen	President, Principal Executive Officer, Treasurer, Principal Financial Officer, and a member of the Board of Directors	March 3, 2003
/s/ Yin S. Gertner Yin S. Gertner	Secretary and a member of the Board of Directors.	March 3, 2003
/s/ Janice D. Douville Janice D. Douville	Member of the Board of Directors	March 3, 2003